Exhibit 99.1


                RCG Reports Record Revenue In The Second Quarter

      Company Expects Revenues in Excess of $200 Million for Calendar 2004

Charlotte, NC-- February 23, 2004--RCG Companies Incorporated ("RCG", AMEX: RCG) announced today its operating results for the second fiscal quarter ended December 31, 2003.

For the second quarter ended December 31, 2003, revenues from consolidated operations were a record $39.0 million, an increase of 132% as compared to revenues from consolidated operations of $16.8 million for the second quarter of fiscal 2003. Ninety-nine percent of revenues came from two of the Company's operating segments - Travel Services and Technology Solutions.

The Travel Services segment, which is comprised of the Vacation Express(TM), SunTrips(TM) and Flightserv, Inc units, recorded revenues of $35.6 million, an increase of 159%, when compared to revenues of $13.7 million for the second quarter of fiscal 2003. The quarterly operating loss for the Travel Services segment totaled $567,000, compared to an operating profit of $98,000 for the same period in fiscal 2003. The loss was primarily due to the seasonal nature of the travel business.

The Technology Solutions segment reported revenues of $3.2 million, an increase of 29% when compared to revenues of $2.5 million for the second quarter of fiscal 2003. The quarterly operating loss for the Technology Solutions segment totaled $161,000, compared to an operating loss $80,000 for the same period in fiscal 2003. The increase in losses is primarily from costs incurred integrating the recent acquisition of SchoolWorld.

Also during the second quarter ended December 31, 2003, RCG incurred an a non-cash impairment charge of $2.8 million relating to its reduction in goodwill associated with LifeStyle Innovations, Inc. ("Lifestyle", OTCBB: LFSI) from $6.9 million to $4.1 million. RCG currently owns approximately 15.6 million shares of Lifestyle.

For the second quarter ending December 31, 2003, RCG recorded a consolidated loss of $3.7 million, or $.21 per share, which includes a non-cash impairment charge $2.8 million related to Lifestyle. This compares with a loss of $531,000, or $.04 per share for the second quarter ended December 31, 2002. Weighted average shares outstanding were approximately 12.5 million compared to 17.5 million during the second quarter fiscal 2004.

RCG ended the quarter with cash and cash equivalents of $2.2 million, restricted cash of $23.6 million and investments of $392,000.

Second Quarter Highlights

During the second quarter ended December 31, 2003, RCG's wholly-owned travel services subsidiary, Flightserv, Inc. (http://www.flightserv.com), acquired SunTrips(TM) and Vacation Express(TM), which together make Flightserv one of the largest leisure travel tour operators in the United States. SunTrips(TM) and Vacation Express(TM) travel packages are marketed and sold directly to the consumer, as well as by more than 2,000 travel agencies across the United States.

o SunTrips(TM) (http://www.suntrips.com) was founded in 1976 and maintains its headquarters in San Jose, CA. Vacation packages, which include hotel and air, originate from Oakland and Denver and fly to the Hawaiian Islands, Mexico, Dominican Republic, Costa Rico and the Azores. SunTrips(TM) employs approximately 130 people.

o Vacation Express(TM) (http://www.vacationexpress.com) was founded in 1986 and maintains its headquarters in Atlanta, GA. Vacation packages, which include hotel and air, originate from Atlanta, New Orleans, Charlotte, Cincinnati, Baltimore-Washington, Indianapolis, Louisville, Memphis and Nashville and fly to a variety of locations throughout the Caribbean and Mexico. Vacation Express(TM) employs approximately 135 people.

Also during the second quarter of fiscal 2004, RCG's Technology Solution segment acquired the assets of SchoolWorld Software (http://www.schoolworld.com), a Pittsburgh, PA based educational software company. Schoolworld generated revenues of approximately $5 million for the 12 months prior to RCG's acquisition.

Financial & Business Outlook

Given the current level and pace of booking activity, RCG expects to post its first profit in its fourth fiscal quarter ending June 30, 2004. Moreover, given the current business outlook and the generally improving economy, the Company expects to record annual revenues in excess of $200 million for the 2004 calendar year, and expects be profitable for the fiscal year ending June 30, 2005.

It is important to note that the leisure travel business follows what is known as the "North American Travel Curve", described as follows: January and most of February (except President's Day) are very low demand months; March and April are strong months due to college Spring Breaks; demand falls again in May; summer is the high season, which falls off sharply in September; business slowly increases in October through December, with peaks around the Thanksgiving and Christmas holidays. RCG's quarterly financial results are likely to follow this travel curve.

Commenting on the second quarter results, Michael D. Pruitt, RCG's CEO, stated, "The results for the second quarter exceeded our expectations as we posted our first consolidated operating profit in the month of December, excluding Lifestyle's results. Since completing the acquisitions of Vacation ExpressTM and SunTrips(TM) on October 31, 2003, cost savings measures have been implemented, which are expected to be largely in effect by April 23, 2004. When completed, these cost saving measures will result in approximately $5.5 million of cost savings annually. Additionally, we are in active discussions with numerous potential business and strategic partners whereby we can leverage our substantial presence in the vacation travel industry."

About RCG Companies Incorporated

RCG Companies Incorporated (http://www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly-owned travel service organization, Flightserv, which delivers leisure and vacation travel packages under the SunTrips(TM) and Vacation Express(TM) brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly-owned software and IT services segment, Logisoft Corp., and as an investor in a home technology services company, Lifestyle Innovations, Inc., which is a publicly traded company (OTCBB:
LFSI).

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release.


 Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with restructuring certain operational and financial policies, procedures, and contracts of Vacation Express(TM) and SunTrips(TM). Additionally, Forward looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political, or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Company Contact:                            Investor Contact:

Andrew Lauman                               Robert B. Prag, President

RCG Companies Incorporated                  The Del Mar Consulting Group, Inc.

(704) 366-5054 x 27                         (858) 794-9500

adl@rcgcompanies.com                        bprag@delmarconsulting.com

                         RCG COMPANIES INCORPORATED AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In thousands, except share amounts)

                                                                   Three months ended December 31,
                                                                        2003            2002
                                                                    ------------    ------------
Revenue:
Services ........................................................   $     35,783    $     14,064
Product sales ...................................................          3,215           2,712
                                                                    ------------    ------------
        Total revenue ...........................................         38,998          16,776
                                                                    ------------    ------------
Cost of revenue:
Services ........................................................         32,885          13,024
Product sales ...................................................          2,790           2,342
                                                                    ------------    ------------
        Total cost of revenue ...................................         35,675          15,366
                                                                    ------------    ------------

        Gross profit ............................................          3,323           1,410
                                                                    ------------    ------------
Selling, general and administrative expenses - compensation
    related to issuance (reversal) of stock options .............           (244)             --
Selling, general and administrative expenses - other expenses
    related to issuance of stock warrants .......................            197              31
Selling, general and administrative expenses - other ............          4,311           1,947
Provision for bad debts .........................................              8               2
Goodwill impairment .............................................          2,848              --
Depreciation and amortization ...................................            190             128
                                                                    ------------    ------------
        Operating costs and expenses ............................          7,310           2,108
                                                                    ------------    ------------

        Operating loss ..........................................         (3,987)           (698)

Interest expense, net ...........................................            308              94
Gain on investments, net ........................................             --            (179)
Loss on disposal of assets ......................................             --              30
Other income ....................................................             (1)             (3)
Equity in earnings of joint ventures ............................            (12)             --
                                                                    ------------    ------------

        Loss from continuing operations before minority interest          (4,282)           (640)
Minority interest ...............................................           (172)           (109)
                                                                    ------------    ------------
        Loss from continuing operations .........................         (4,110)           (531)
(Gain) loss from discontinued operations net of minority interest
   of $147 and $5, respectively .................................           (362)             --
                                                                    ------------    ------------

Net loss ........................................................   $     (3,748)   $       (531)
                                                                    ============    ============

Basic and diluted net loss per share:
    Loss from continuing operations .............................   $      (0.23)   $      (0.04)
    Gain from discontinued operations ...........................           0.02              --
                                                                    ------------    ------------
        Net loss ................................................   $      (0.21)   $      (0.04)
                                                                    ============    ============

Weighted average shares outstanding .............................     17,551,406      12,548,388
                                                                    ============    ============
Weighted average shares outstanding, assuming dilution ..........     17,551,406      12,548,388
                                                                    ============    ============


This statement should be read in conjunction with the Company's Form 10-Q filed with the Securities and Exchange Commission on February 23, 2004.